Exhibit 99.1

FitLife Brands Announces Third Quarter 2023 Results

OMAHA, NE – November 13, 2023 – FitLife Brands, Inc. (“FitLife,” the “Company,” or “we”) (Nasdaq: FTLF), a provider of innovative and proprietary nutritional supplements and wellness products, today announced financial results for the third quarter ended September 30, 2023.

Highlights for the third quarter ended September 30, 2023 include:

●	Total revenue was $13.9 million, an increase of 67% compared to the third quarter of 2022.

●	Adjusted EBITDA was $2.5 million, an increase of 36% compared to the third quarter of 2022.

●	Net income for the third quarter of 2023 was $1.7 million compared to $1.2 million during the same period last year, an increase of 39%.

●	Basic earnings per share increased from $0.27 to $0.38 and fully diluted earnings per share increased from $0.24 to $0.35, an increase of 41% and 46%, respectively.

●	Online revenue accounted for 68% of the Company’s total revenue during the third quarter of 2023 compared to 26% during the same period last year.

●	Gross margin was 41.0% compared to 39.0% during the third quarter of 2022.

●	The Company ended the quarter with $11.3 million outstanding on its term loan and cash of $8.3 million, or total net debt of $3.0 million.

Financial Performance

For the third quarter ended September 30, 2023, total revenue was $13.9 million, an increase of 67% compared to $8.3 million during the same period last year. Online revenue for the quarter was $9.4 million, an increase of 338% compared to the quarter ended September 30, 2022. Online revenue accounted for 68% and 26% of the Company’s total revenue during the quarters ended September 30, 2023 and 2022, respectively.

Gross margin for the quarter ended September 30, 2023 was 41.0% compared to 39.0% during the same period in the prior year. The increase in gross margin is primarily attributable to higher online sales compared to the third quarter of 2022.

The effective tax rate for the quarter ended September 30, 2023 was 20.4%. A substantial portion of the reported GAAP income tax provision is non-cash due to ongoing utilization of the Company’s net operating loss carryforwards.

Net income for the third quarter of 2023 was $1.7 million, an increase of 39% compared to $1.2 million during the quarter ended September 30, 2022. Basic earnings per share for the quarter ended September 30, 2023 was $0.38, an increase of 41% compared to $0.27 during the same period in 2022. Diluted earnings per share increased 46% during the third quarter of 2023 to $0.35 compared to $0.24 last year.

Adjusted EBITDA for the quarter ended September 30, 2023 was $2.5 million, an increase of 36% compared to the same period in 2022. The Company ended the quarter with $11.3 million outstanding on its term loan and cash of $8.3 million, or total net debt of $3.0 million.

MRC Integration and Operational Improvements

The Company continues to focus on improving cash flow and profitability at Mimi’s Rock Corp (“MRC”). Since acquiring MRC on February 28, 2023, we have focused primarily on improving profitability through cost reductions. Specifically, we have eliminated over $1.5 million of annual non-advertising SG&A expense (all numbers in this press release are reported in USD and not CAD).

Separately, we continue to evaluate the effectiveness of MRC’s advertising spend. As previously reported, during the second quarter of 2023 we reduced MRC’s advertising expense by 20% compared to the second quarter of 2022 with no material impact on revenue.

We experimented with further reductions during the third quarter of 2023, reducing advertising expense by approximately 30% compared to the same quarter in 2022. Although the additional reduction in advertising expenditure resulted in approximately 8% lower revenue, it increased contribution (defined as gross profit minus advertising expense) by approximately 15%. In other words, through these actions, the Company is increasing its profitability by eliminating unprofitable revenue.

As a result of our efforts, MRC advertising expense during the third quarter of 2023 was 16.6% of MRC revenue, compared to 21.9% during the same quarter in the prior year, a quarterly impact of over $0.5 million or an annualized impact of approximately $2.1 million. With these changes, MRC’s profitability has increased significantly since the acquisition, accounting for approximately 69% of the Company’s reported net income for the third quarter of 2023.

Going forward, we intend to continue to closely monitor and optimize advertising expenditures, increasing spending on effective campaigns while reducing spending on ineffective campaigns. As a result, advertising expense may increase or decrease in the future.

Legacy FitLife Performance

During the third quarter of 2023, legacy FitLife revenue declined 19%, driven by a 27% decline in wholesale revenue partially offset by an 8% increase in online revenue.

Due to the size and timing of wholesale orders, wholesale revenue recognized by the Company during a quarter is not necessarily reflective of the retail demand for the Company’s products. During the quarter ended September 30, 2023, based on data shared by our wholesale partners, the retail movement of the Company’s products through wholesale channels declined approximately 14%. The Company is exploring new international wholesale opportunities for some of its legacy FitLife brands that are expected to at least partially offset the declines being experienced in the U.S.

While still positive, the growth rate for legacy FitLife’s online revenue declined over the first eight months of the year. The declines were driven primarily by a combination of fewer consumer sessions as well as underperformance of certain brands and products. Although session counts have declined, indicating lower traffic on our online listings, conversion rates have generally increased during the year, partially offsetting the decline in sessions.

The year-over-year growth rate was lowest during August before improving sequentially in September and again in October. Thus far in November, the year-over-year growth rate has continued to show sequential improvement. During the third quarter of 2023, subscriptions accounted for approximately 23% of legacy FitLife’s online sales volumes.

Acquisition of MusclePharm Assets

As previously reported, the Company successfully closed the acquisition of substantially all of the assets of MusclePharm Corporation (“MusclePharm”), which primarily consisted of intangible assets. None of the liabilities of MusclePharm were assumed other than de minimus cure costs relating to certain assumed contracts.  Total consideration for the acquisition was approximately $18.5 million cash.  Of this amount, $10.0 million was funded using proceeds from a new term loan provided by First Citizens Bank, with the remainder funded from FitLife’s available cash balances.

Since closing the acquisition, management has begun engaging in discussions with several of MusclePharm’s previous customers in an effort to restore wholesale distribution of the brand. The Company is also in the process of re-launching some historically successful MusclePharm products.

Online sales of MusclePharm products are expected to be limited in the fourth quarter while third-party resellers deplete their inventory. As these resellers run out of product, the Company will become the primary seller of MusclePharm products online. We expect online revenue from MusclePharm products to exceed $5 million in 2024.

Dayton Judd, FitLife’s Chairman and CEO, commented, “Although the third and fourth quarters of each year are traditionally the slowest for the Company, I am pleased with our overall performance. While recent legacy FitLife performance has not met expectations, the weakness has been largely offset by strong financial performance at MRC. Going forward, I am optimistic that legacy FitLife performance will improve, and I am excited about the continued improvements at MRC as well as the potential of the MusclePharm brand to create additional stockholder value.”

About FitLife Brands

FitLife Brands is a developer and marketer of innovative and proprietary nutritional supplements and wellness products for health-conscious consumers. FitLife markets over 240 different products primarily online, but also through domestic and international GNC® franchise locations as well as through more than 17,000 additional domestic retail locations. FitLife is headquartered in Omaha, Nebraska. For more information, please visit our website at www.fitlifebrands.com.

Forward-Looking Statements

Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company's actual results in future periods to be materially different from any future performance that may be suggested in this news release. Such factors may include, but are not limited to, the ability of the Company to continue to grow revenue, the Company’s ability to successfully integrate acquisitions, and the Company's ability to continue to achieve positive cash flow given the Company's existing and anticipated operating and other costs. Many of these risks and uncertainties are beyond the Company's control. Reference is made to the discussion of risk factors detailed in the Company's filings with the Securities and Exchange Commission including its reports on Form 10-K and 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made.

Non-GAAP Financial Measures

The financial presentation below contains certain financial measures defined as “non-GAAP financial measures” by the SEC, including non-GAAP EBITDA and adjusted non-GAAP EBITDA. These measures may be different from non-GAAP financial measures used by other companies. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with GAAP.

As presented herein, non-GAAP EBITDA excludes interest, foreign exchange gains and losses, income taxes, and depreciation and amortization. Adjusted non-GAAP EBITDA excludes, in addition to interest, taxes, depreciation and amortization, equity-based compensation, M&A/integration activities, restatement related expense and non-recurring gains or losses. The Company believes the non-GAAP measures provide useful information to both management and investors by excluding certain expense and other items that may not be indicative of its core operating results and business outlook. The Company believes that the inclusion of non-GAAP measures in the financial presentation herein allows investors to compare the Company’s financial results with the Company’s historical financial results and is an important measure of the Company’s comparative financial performance.